Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Pinnacle Financial Partners, Inc. Harold Carpenter (investment community) (615) 744-3742	Joe Bass (news media) (615) 743-8219

BNC Bancorp David Spencer (investment community) (336) 476-9200	Bobby Huckabee (news media) (336) 210-6019

PINNACLE FINANCIAL PARTNERS ANNOUNCES AGREEMENT TO

ACQUIRE BNC BANCORP

Creates the Premier High Performing Banking Franchise in the Southeast

Significant EPS Accretion Anticipated in 2018; Accretive to TBV

Webcast: 9 a.m. CST / 10 a.m. EST

January 23, 2017

Presentation and streaming audio: http://www.pnfp.com

Audio only: 1-877-602-7944

NASHVILLE, TN & HIGH POINT, NC, Jan. 22, 2017 – Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) (“Pinnacle”), the holding company and parent of Pinnacle Bank, and BNC Bancorp (Nasdaq/NGS: BNCN) (“BNC”), the holding company and parent of Bank of North Carolina, today jointly announced the signing of a definitive agreement pursuant to which BNC will merge with and into Pinnacle in an all-stock transaction. Upon completion of the merger, Pinnacle will merge Bank of North Carolina with and into Pinnacle Bank.

The merger will create a four state footprint concentrated in 12 of the largest urban markets in the Southeast, adding significant presence in Charlotte, Raleigh, Greensboro, Winston-Salem, Greenville-Spartanburg, and Charleston to Pinnacle’s Tennessee franchise. On a pro forma basis, Pinnacle is expected to be a top 50 public U.S. banking franchise by assets, with $20 billion in assets, $14 billion in loans and $15 billion in deposits. Pinnacle will operate the Carolinas and Virginia region out of BNC’s existing corporate headquarters in High Point, North Carolina.

Richard D. “Rick” Callicutt II, BNC’s President and Chief Executive Officer, will be named Chairman of the Carolinas and Virginia region once the acquisition is consummated and will join Pinnacle’s board along with three other BNC directors. David B. Spencer, BNC’s Senior Executive Vice President and Chief Financial Officer, will be named Executive Vice President supporting Mr. Callicutt in growing the firm’s presence in the Carolinas and Virginia and working in the combined company’s treasury and corporate finance areas.

“BNC represents the single best platform to expand our presence in urban, high-growth metropolitan markets,” Pinnacle President and CEO M. Terry Turner said. “This merger is consistent with Pinnacle’s strategy to become the dominant bank in southeastern commercial banking. BNC’s success can be attributed to its experienced financial services professionals and the culture they have created. I have admired Rick’s leadership and the significant growth he and the entire BNC team have achieved. I am very excited that we will be on the same team.”

Under the terms of the merger agreement, BNC shareholders will receive 0.5235 shares of Pinnacle common stock for every BNC share. All fractional shares will be cashed out as of the closing. Additionally, BNC’s outstanding stock options will be fully vested upon consummation of the merger, and all outstanding BNC options that are unexercised prior to the closing will be cashed out based on Pinnacle’s ten (10) trading-day average closing price ending on the trading day immediately preceding the closing date. Based on Pinnacle’s 20-day trailing average closing price as of Friday, January 20, 2017, the transaction is valued at approximately $35.70 per share, or $1.9 billion in the aggregate. Based on Pinnacle’s most recent dividend, BNC shareholders will receive an approximate 47 percent increase to their current $0.05 quarterly dividend per share upon completion of the transaction.

“Both we and Pinnacle have been committed to the idea that the Southeast deserves an impactful financial services firm with significant scale that operates with the culture of a community bank with local decision making led by banking professionals that are experienced and established in each market,” Callicutt said. “Bringing two of the Southeast’s best community banks together is a great thing for the region. By joining firms, Pinnacle and BNC can leverage each other’s competitive strengths and offer clients a broader array of superior banking services. Since BNC’s founding in 1991, we have focused on offering sophisticated services with a personal touch to business owners in the Carolinas and Virginia. We are excited for future growth opportunities as we continue that tradition with Pinnacle.”

The proposed merger has been approved unanimously by each company’s Board of Directors and is expected to close in the third quarter of 2017. The merger is subject to customary closing conditions, including the receipt of required regulatory approvals and the approval of both Pinnacle and BNC shareholders.

“Like Pinnacle, BNC has an experienced, engaged workforce focused on giving a high level of service to a client base that is sophisticated and growing rapidly,” Pinnacle Chairman Robert A. McCabe Jr. said. “We all look forward to this new partnership and not only the positive impact it will have on the combined client and associate base, but also the contributions it will make to the communities this combined firm will serve.”

Prior to the closing of the merger, Pinnacle anticipates the completion of a Tier I equity raise. Proceeds are intended to support Tier I regulatory capital as its and BNC’s existing trust preferred securities are expected to cease to qualify as Tier I capital following consummation of the merger. Pinnacle anticipates that the trust preferred securities will qualify as Tier II capital post-closing.

Assuming a fourth quarter 2017 technology conversion, and inclusive of the aforementioned Tier I equity raise, Pinnacle anticipates the transaction, with cost savings fully phased in and other adjustments, to be accretive to its 2018 earnings per share by approximately 10 percent (excluding acquisition-related and integration costs associated with the transaction). Pinnacle also estimates that the transaction will be accretive to tangible book value (including all acquisition-related and integration costs associated with the transaction).

Keefe, Bruyette & Woods served as financial advisor to Pinnacle, and Bass, Berry & Sims PLC served as Pinnacle’s legal advisor. Banks Street Partners, LLC and Sandler O’Neill + Partners, L.P., served as financial advisors to BNC, and Wachtell, Lipton, Rosen & Katz and Troutman Sanders LLP served as BNC’s legal advisors.

In connection with the proposed acquisition of BNC, Pinnacle will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Pinnacle common stock to be issued to the shareholders of BNC.

Pinnacle and BNC will host a joint webcast conference call to discuss the financial and other aspects of the business combination at 9:00 a.m. CST on Monday, January 23, 2017. To access the call for audio only, please call 1-877-602-7944. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle’s website at www.pnfp.com and BNC’s website at www.bncbanking.com. For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle’s website at www.pnfp.com and BNC’s website at www.bncbanking.com for 90 days following the presentation.

About Pinnacle

Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. Pinnacle’s focus begins in recruiting top financial professionals. The American Banker recognized Pinnacle as one of the best banks to work for in the country again in 2016.

The firm began operations in a single downtown Nashville location in October 2000 and has since grown to more than $11.2 billion in assets at Dec. 31, 2016. As the second-largest bank holding company headquartered in Tennessee, Pinnacle operates in the state’s four largest markets, Nashville, Memphis, Knoxville and Chattanooga, as well as several surrounding counties. Additional information concerning Pinnacle, which is included in the NASDAQ Financial-100 Index, can be accessed at www.pnfp.com.

About BNC

Headquartered in High Point, North Carolina, BNC Bancorp is the parent company of Bank of North Carolina, a commercial bank with total assets of $7.4 billion. Bank of North Carolina provides a complete line of banking and financial services to individuals and businesses through its 76 current banking offices in Virginia, North and South Carolina. The Bank’s 26 locations in South Carolina and nine locations in Virginia operate as BNC Bank. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is traded and quoted in the Nasdaq Capital Market under the symbol “BNCN.” The Company’s website is www.bncbanking.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this communication, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate” and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking including statements about the benefits to Pinnacle Financial Partners, Inc. (“Pinnacle”) and BNC Bancorp (“BNC”) of the proposed merger, Pinnacle’s and BNC’s future financial and operating results (including the anticipated impact of the merger on Pinnacle’s and BNC’s earnings and tangible book value) and Pinnacle’s and BNC’s plans, objectives and intentions. All forward-looking statements are subject to risks, uncertainties and other facts that may cause the actual results, performance or achievements of Pinnacle and BNC to differ materially from any results expressed or implied by such forward-looking statements. Such factors include, among others, (1) the risk that the cost savings and any revenue synergies from the merger may not be realized or take longer than anticipated to be realized, (2) disruption from the merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (4) the risk of successful integration of the two companies’ businesses, (5) the failure to obtain the necessary approvals by Pinnacle and BNC shareholders, (6) the amount of the costs, fees, expenses and charges related to the merger, (7) the ability to obtain required governmental approvals of the proposed merger, (8) reputational risk and the reaction of the parties’ customers, suppliers, employees or other business partners to the merger, (9) the failure of the closing conditions to be satisfied, or any unexpected delay in closing the merger, (10) the risk that the integration of Pinnacle’s and BNC’s operations will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by Pinnacle’s issuance of additional shares of its common stock in the merger or related to the merger and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, or BNC’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. Pinnacle and BNC disclaim any obligation to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Pinnacle’s and BNC’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. The documents filed by Pinnacle with the SEC may be obtained free of charge at Pinnacle’s website at www.pnfp.com, under the heading “About Pinnacle” and the subheading “Investor Relations,” or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from Pinnacle by requesting them in writing to Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, Attention: Investor Relations, or by telephone at (615) 744-3700.

The documents filed by BNC with the SEC may be obtained free of charge at BNC’s website at www.bncbanking.com under the “Investor Relations” section, or at the SEC’s website at www.sec.gov. These documents may also be obtained free of charge from BNC by requesting them in writing to BNC Bancorp, 3980 Premier Drive, Suite 210, High Point, North Carolina 27265, Attention: Investor Relations, or by telephone at (336) 869-9200.

In connection with the proposed transaction, Pinnacle intends to file a registration statement on Form S-4 with the SEC which will include a joint proxy statement of BNC and Pinnacle and a prospectus of Pinnacle, and each party will file other documents regarding the proposed transaction with the SEC. Before making any voting or investment decision, investors and security holders of BNC and Pinnacle are urged to carefully read the entire registration statement and joint proxy statement/prospectus, when they become available, as well as any amendments or supplements to these documents and any other relevant documents filed with the SEC, because they will contain important information about the proposed transaction. A definitive joint proxy statement/prospectus will be sent to the shareholders of each institution seeking the required shareholder approvals. Investors and security holders will be able to obtain the registration statement and the joint proxy statement/prospectus free of charge from the SEC’s website or from Pinnacle or BNC as described in the paragraphs above.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Pinnacle, BNC, and certain of their directors and executive officers may be deemed participants in the solicitation of proxies from Pinnacle’s and BNC’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of Pinnacle and their ownership of Pinnacle common stock is set forth in the definitive proxy statement for Pinnacle’s 2016 annual meeting of shareholders, as previously filed with the SEC on March 10, 2016, and other documents subsequently filed by Pinnacle with the SEC. Information about the directors and executive officers of BNC and their ownership of BNC common stock is set forth in the definitive proxy statement for BNC’s 2016 annual meeting of shareholders, as previously filed with the SEC on April 6, 2016, and other documents subsequently filed by BNC with the SEC. Shareholders may obtain additional information regarding the interests of such participants by reading the registration statement and the joint proxy statement/prospectus when they become available. Free copies of these documents may be obtained as described in the paragraphs above.

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